                                                     Exhibit 4.3


INTERCORP EXCELLE INC




 IC



CUSIP 458651 10 6


SEE REVERSE FOR

CERTAIN DEFINITIONS


THIS CERTIFIES THAT



is the owner of



FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, OF NO PAR VALUE, OF



INTERCORP EXCELLE INC.



(hereinafter called the "Corporation"). The shares evidenced by this certificate are transferable only on the stock transfer books of the Corporation by the holder hereof, in person or by attorney, upon surrender of the certificate properly endorsed.

IN WITNESS WHEREOF the Corporation has caused this certificate to be executed by the signatures of its duly authorized officers and has caused its facsimile seal to be hereunto affixed.

Dated:

CHIEF EXECUTIVE OFFICER


PRESIDENT


COUNTERSIGNED AND REGISTERED:

CONTINENTAL  STOCK TRANSFER & TRUST COMPANY

(JERSEY CITY, NEW JERSEY)

TRANSFER AGENT

AND REGISTRAR

BY

 AUTHORIZED OFFICER